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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                        Commission File Number      1-9210
                                                              ..................

                        OCCIDENTAL PETROLEUM CORPORATION
 ................................................................................
             (Exact name of registrant as specified in its charter)

10889 WILSHIRE BOULEVARD, LOS ANGELES, CA 90024 (310) 208-8800
 ................................................................................
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            $3.00 CUMULATIVE CXY-INDEXED CONVERTIBLE PREFERRED STOCK
 ................................................................................
            (Title of each class of securities covered by this Form)

                          COMMON STOCK, $.20 PAR VALUE
 ................................................................................
                          10 1/8% SENIOR NOTES DUE 2001
 ................................................................................
                           8.5% SENIOR NOTES DUE 2001
 ................................................................................
                           6.75% SENIOR NOTES DUE 2002
 ................................................................................
                           6.5% SENIOR NOTES DUE 2005
 ................................................................................
                           7.65% SENIOR NOTES DUE 2006
 ................................................................................
                          7.375% SENIOR NOTES DUE 2008
 ................................................................................
                 6.0125% FLOATING RATE EXTENDIBLE NOTES DUE 2008
 ................................................................................
                       10 1/8% SENIOR DEBENTURES DUE 2009
 ................................................................................
                          11.125% SENIOR NOTES DUE 2010
 ................................................................................
                           6.4% SENIOR NOTES DUE 2013
 ................................................................................
                       11 1/8% SENIOR DEBENTURES DUE 2019
 ................................................................................
                        9 1/4% SENIOR DEBENTURES DUE 2019
 ................................................................................
                         MEDIUM-TERM NOTES DUE 1999-2023
 ................................................................................
                         7.2% SENIOR DEBENTURES DUE 2028
 ................................................................................
                           8.45% SENIOR NOTES DUE 2029
 ................................................................................
         OXY CAPITAL TRUST I 8.16% TRUST ORIGINATED PREFERRED SECURITIES
 ................................................................................
   (Titles of all other classes of securities of which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [X]       Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(1)(ii)     [ ]
           Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
           Rule 12h-3(b)(1)(i)     [X]                 Rule 15d-6     [ ]

     Approximate number of holders of record as of the certification or notice date:

          NONE
 .............................

     Pursuant to the requirements of the Securities Exchange Act of 1934, Occidental Petroleum Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     September 28, 1999                 BY:  /S/  D. P. DE BRIER
     ...................................        ................................
                                             Name:  D. P. de Brier
                                             Title: Executive Vice President and
                                                    General Counsel